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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                   FORM 8-K


                                CURRENT REPORT


                      PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
         Date of Report (Date of earliest event reported)  September 15, 1998



                            ONE VALLEY BANCORP, INC.
            (Exact name of registrant as specified in its charter)



         West Virginia                 0-10042                 55-0609408
(State or other jurisdiction         Commission            (I.R.S. Employer
of incorporation or organization)    File Number)          Identification No.)



              One Valley Square, Charleston, West Virginia   25326
                    (Address of principal executive offices)
                                  (Zip Code)



                               (304) 348-7000
              (Registrant's telephone number, including area code)



                                Not applicable
   (Former name, address, and fiscal year, if changed since last report)

                             One Valley Bancorp, Inc.

Item 5.       Other Events


     President and Chief Executive Officer J. Holmes Morrison announced today that One Valley Bancorp., Inc. (NYSE: OV) declared a quarterly cash dividend of $0.24 per share payable October 15, 1998, to shareholders of record on September 30, 1998.

     One Valley Bancorp has traditionally increased its dividend in the third quarter and this year marks the 17th consecutive year of increases. This dividend reflects an increase of three cents or 14% over the $0.21 per share paid in each quarter since September 30, 1997. The three cent increase, compared to a two cent per quarter increase in September of 1997, and a one cent per quarter increase in September of 1996, reflects the Board of Director's and Management's assessment of the strength of One Valley Bancorp. The increase will result in a 1998 annual dividend of $0.90 per share, compared to $0.80 per share in 1997 and $0.74 per share in 1996.
One Valley Bancorp's track record of 11 years of consecutive increases in earnings per share has produced a strong capital position, even with the 10.8% compound annual growth in dividends for the past five years.



One Valley Bancorp reported year-to-date net income of $ 34.5 million through the second quarter of 1998, a 5% increase over the $33.0 million earned during the same period of 1997. On a per share basis, year-to-date net income rose 3.9% to $1.07 from the $1.03 earned through the second quarter of 1997.

     One Valley Bancorp also announced the approval of a plan authorizing the repurchase of up to an aggregate of 120,000 shares of its common stock. Purchases under the plan may be made from time-to time depending upon market conditions. After the issuance of shares in connection with the acquisition of Summit Bankshares, Inc. in August, 1998, One Valley now has 34.7 million shares of common stock outstanding.

     One Valley Bancorp, a $5.9 billion bank holding company, has 12 affiliate banks that operate 122 locations -- 77 of which are in West Virginia and 45 in Virginia.

                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              One Valley Bancorp, Inc.


DATE:   September 15, 1998

                              BY     /s/ Laurance G. Jones
                                          Laurance G. Jones
                                           (Executive Vice President &
                                           Chief Financial Officer)